Exhibit (H)(4)

LICENSE AGREEMENT

This License Agreement (the "Agreement") is made and entered into as of December 8, 2006 (the "Commencement Date"), by and between Archipelago Holdings, Inc. ("ARCA"), a Delaware corporation, having an office at 100 S. Wacker Dr., Chicago, Illinois 60606 and The Exchange Traded Trust (the "LICENSEE" or the "Trust"), a Delaware statutory trust registered with the Securities and Exchange Commission as an open-end investment company having an office at 250 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

WHEREAS, ARCA compiles, calculates, maintains and owns rights in and to the NYSE Arca Tech 100SM Index as a price-weighted index and to the proprietary data therein contained (such rights being hereinafter individually and collectively referred to as the "Index");

WHEREAS, ARCA uses in commerce and owns or has rights to the designation "NYSE Arca Tech 100SM" (the "ARCA Mark");

WHEREAS, LICENSEE wishes to establish an exchange traded fund to be known as the "NYSE Arca Tech 100SM ETF" (the "Product"), which will seek to replicate the performance of the Index;

WHEREAS, LICENSEE wishes to use the Index and the ARCA Mark in connection with the exchange trading, marketing and/or promotion of the Product and in connection with making disclosure about the Product under applicable laws, rules and regulations in order to describe the Product and indicate that ARCA is the source of the Index; and

WHEREAS, LICENSEE wishes to obtain ARCA's authorization to use the Index and the ARCA Mark in connection with the Product pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of License.

(a) Subject to the terms and conditions of this Agreement, ARCA hereby grants to LICENSEE a nontransferable license: (i) on an exclusive basis to use the Index, including without limitation all copyright and other proprietary rights embodied therein, solely in connection with the Product, provided that the Product is listed exclusively on NYSE Arca (any change of listing venue requires the prior written consent of ARCA) and (ii) on a non-exclusive basis to use and refer to the ARCA Mark in connection with the exchange trading, marketing and promotion of the Product and in connection with making such disclosure about the Product as LICENSEE deems necessary or desirable under any applicable laws, rules or regulations. LICENSEE understands and agrees that references to the ARCA Mark shall be limited to the extent necessary to explain what the Index is. For avoidance of doubt, the foregoing license shall permit LICENSEE to use and refer to the ARCA Mark in LICENSEE's general marketing materials.

(b) The license granted by ARCA to LICENSEE pursuant to this Agreement shall include, subject to the terms and conditions of this Agreement, the grant to use the Index under any future names of the Index, provided that ARCA owns or has rights to such future names of the Index and that no other changes have been made to the Index. In any event, if the Index name is changed, ARCA shall provide LICENSEE with notice at least thirty (30) days prior to the change.

(c) It is expressly agreed and understood by LICENSEE that no rights to use the Index or the ARCA Mark are granted hereunder other than those specifically described and expressly granted herein.

(d) LICENSEE shall incorporate the name of the Index into the name of the Product exactly as set forth in the definition of "Product" above. It is expressly agreed and understood by LICENSEE that LICENSEE shall have no right to change the name of the Product except as may be required in the event of an Index Name Change as defined in Section 2(a) below. If LICENSEE changes the name of the Product in any other event, this Agreement shall automatically terminate in accordance with Section 5(f) herein. Further, except to the extent required to do so by applicable law, rule or regulation, LICENSEE shall not make any written reference to the Trust Name or the names "Ziegler" or "North Track," or any derivations thereof, directly preceding the Product Name. Any such written reference by LICENSEE shall constitute a change in the name of the Product, triggering automatic termination in accordance with Section 5(f) herein. For the avoidance of doubt, LICENSEE may state the name of the Product first, and then state that the Product is a series of the Trust.

(e) LICENSEE shall not be required to obtain any additional licenses with respect to the Index.

(f) LICENSEE agrees that its marketing materials will not be critical of or cast in a negative light ARCA or any of its affiliates, the Index, or the ARCA Mark.

2. Changes in Index Name, Trust Name and Investment Adviser.

(a) LICENSEE agrees that should ARCA change the name of the Index during the term of this Agreement (an "Index Name Change"), within the later date of 30 days after receiving notice from ARCA of the Index Name Change or the date on which the Index Name Change becomes effective, LICENSEE shall be obligated to (i) change, or cause the name of the Product to change to reflect the new name of the Index; (ii) make, give or obtain all required or necessary regulatory filings, notices or approvals regarding the Index Name Change; (iii) cease using the former name of the Index or any trademarks or service marks relating to the former name of the Index in conjunction with the Index or the Product; and (iv) no longer use or circulate any written materials, including marketing materials, regulatory filings and documentation referring to the Index or the Product (collectively "Documents"), employing the former name. Notwithstanding the foregoing, it is expressly understood that, after an Index Name Change, LICENSEE may use such Documents as it holds in its inventory at the time the Index Name Change becomes effective in connection with the Product until it can obtain replacement Documents for the Product that use the new name, provided that, all such Documents must clearly and conspicuously indicate (and wherever else as may be required by any applicable laws, rules or regulations) that the names of the Index and the Product have changed and the new names of the Index and the Product. LICENSEE undertakes to use commercially reasonable efforts to promptly obtain such replacement Documents upon the effectiveness of an Index Name Change.

(b) In the event that LICENSEE desires to change the name of the Trust (a "Trust Name Change"), LICENSEE shall obtain the prior written consent of ARCA, which may be withheld in ARCA's sole discretion. If ARCA grants prior written consent of a Trust Name Change, and LICENSEE effects the Trust Name Change, all of the terms and conditions of the Agreement shall continue in full force and effect. If LICENSEE effects a Trust Name Change without obtaining the prior written consent of ARCA, ARCA shall have the right to terminate this Agreement immediately upon written notice to LICENSEE as provided in Section 5(f) herein.

Notwithstanding the foregoing, the parties acknowledge that LICENSEE has chosen a generic name for the Trust, and that LICENSEE may wish in the future to change the name of the Trust to incorporate either of the names "Ziegler" or "North Track" or derivations thereof. ARCA hereby grants its prior approval to a Trust Name Change made by LICENSEE solely for this purpose, and agrees that LICENSEE shall have no obligation to seek further approval from ARCA prior to implementing such Trust Name Change.

(c) In the event that LICENSEE determines to change the investment adviser to the Product to an individual or entity other than Ziegler Capital Management, LLC or one of its affiliates (an "Investment Adviser Change"), LICENSEE shall provide written notice to ARCA at least ninety (90) days prior to the anticipated date of such Investment Adviser Change, such notice to include the identity and other relevant information about the proposed new investment adviser reasonably necessary for ARCA to make an informed decision regarding its willingness to have this Agreement continue in effect following the proposed Investment Adviser Change. If, during the notice period, ARCA assents in writing to the continuation of this Agreement and the Investment Adviser Change is completed, then the terms and conditions of this Agreement shall continue in full force and effect following the Investment Adviser Change. If LICENSEE effects an Investment Adviser Change without first obtaining such a written assent from ARCA, or if ARCA submits a written objection to a proposed Investment Adviser Change of which it has received notice from LICENSEE and the Investment Adviser Change nonetheless is completed, then ARCA shall have the right to terminate this Agreement immediately upon written notice to LICENSEE as provided in Section 5(f) herein.

3. Term.

Unless terminated earlier in accordance with the terms hereof, the term of this Agreement shall commence on the Commencement Date and shall continue until the fifth anniversary of the Commencement Date and thereafter for additional one year periods until terminated by notice given by either party at least one hundred eighty (180) days prior to the end of any term as provided in Section 5(g) herein.

4. License Fees.

(a) LICENSEE shall pay to ARCA the license fees ("License Fees") specified in Exhibit B attached hereto and made a part hereof.

(b) During the term of this Agreement and for a period of one (1) year after its termination, ARCA or its agent shall have the right, during normal business hours and upon reasonable notice to LICENSEE, to audit on a confidential basis the relevant books and records of LICENSEE to determine that License Fees have been accurately determined. The costs of such audit shall be borne by ARCA unless it is determined that ARCA has been underpaid by the greater of five percent (5%) or $10,000; in such case, costs of the audit shall be paid by LICENSEE.

5. Termination.

(a) Beginning one (1) year after the date on which operations of the Product are commenced, if the assets under management of the Product fall below $50 million ARCA may, upon ninety (90) days written notice to LICENSEE, terminate the license granted under Section 1(a) of this Agreement or, at its option, instead convert that license to a non-exclusive license, thereby permitting NYSE Arca to grant licenses identical or similar to the license granted herein to other exchange traded funds seeking to replicate the performance of the Index. Said termination or license conversion, as the case may be, shall become effective on the date specified therein.

(b) At any time during the term of this Agreement, either party may give the other sixty (60) days' prior written notice of termination if a party believes in good faith that damage or harm is occurring to the reputation or goodwill of that party by reason of its continued performance hereunder, and such notice shall be effective on the date specified therein of such termination. ARCA acknowledges that the Product is not required to invest its assets so as to meet any specified coefficient of correlation to the Index. Nevertheless, the parties acknowledge and agree that in the event that such correlation falls below average industry standards, as determined in ARCA's sole discretion, such event will be deemed to be harming the reputation of ARCA, and ARCA may therefore terminate this Agreement under this subsection (b).

(c) In the case of breach of any of the material terms and conditions of this Agreement by either party, the other party may terminate this Agreement by giving sixty (60) days' prior written notice of its intent to terminate, and such notice shall be effective on the date specified therein of such termination unless the breaching party shall correct such breach within the notice period.

(d) ARCA may terminate this Agreement upon sixty (60) days' prior written notice to LICENSEE if (i) ARCA is informed of the final adoption of any legislation or regulation or the issuance of any interpretation that in ARCA's reasonable judgment materially impairs ARCA's ability to license and provide the Index and ARCA Mark under this Agreement in connection with the Product; or (ii) any litigation or regulatory proceeding regarding the Product is commenced and ARCA reasonably believes that such litigation or proceeding would have a material and adverse effect upon the ARCA Mark and Index or upon the ability of ARCA to perform under this Agreement.

(e) ARCA shall have the right, in its sole discretion, to cease compilation and publication of the Index and, in such event, to terminate this Agreement. In the event that ARCA intends to cease compiling and publishing the Index, ARCA shall give LICENSEE at least ninety (90) days written notice prior to such discontinuance. LICENSEE's obligations to make any further license fee payments to ARCA hereunder with respect to the discontinued Index shall terminate as of the effective date of the termination of the Index, provided, however, that LICENSEE shall remain obligated to pay any license fee payments to ARCA that were incurred prior to such effective date.

(f) If LICENSEE changes the name of the Product in violation of Section 1(d) herein, this Agreement shall automatically terminate. If LICENSEE effects a Trust Name Change without obtaining ARCA's prior written consent pursuant to Section 2(b), or if LICENSEE effects an Investment Adviser Change without first obtaining ARCA's assent to the continuation of this Agreement pursuant to Section 2(c), ARCA may terminate this Agreement immediately upon written notice to LICENSEE.

(g) Either party may terminate this Agreement upon written notice to the other party one hundred eighty (180) days prior to the end of any term as provided in Section 3 herein.

(h) Upon termination of this Agreement, LICENSEE shall cease using the Index and the ARCA Mark in connection therewith and, in the event termination is pursuant to Section 5(a) hereof, LICENSEE also shall cease marketing, selling and listing the Product for trading on organized securities markets.

6. ARCA's Obligations.

(a) ARCA is no way obliged to engage in any marketing or promotional activities in connection with the Index or the Product or in making any representation or statement to investors or prospective investors in connection with the promotion by LICENSEE of the Product.

(b) ARCA agrees to provide reasonable support for LICENSEE's development and educational efforts with respect to the Product by responding in a timely fashion to any requests for information by LICENSEE regarding the Index and/or the ARCA Mark.

(c) ARCA or its agent shall use commercially reasonable efforts to calculate and disseminate the Index at least once each fifteen (15) seconds on each business day the New York Stock Exchange is open for Business in accordance with its current procedures, which procedures may be modified by ARCA.

(d) ARCA shall promptly correct or instruct its agent to correct any mathematical errors made in the computations of the Index which are brought to ARCA's attention by LICENSEE, provided that nothing in this Section 6 shall give LICENSEE the right to exercise any judgment or require any changes with respect to ARCA's methods of composing, calculating or determining the Index and provided that nothing herein shall be deemed to modify the provisions of Section 9 of this Agreement. ARCA absolutely reserves all rights to change the composition of the stocks making up the Index, and to change the methods by which the Index is computed. During the term of this Agreement, ARCA will make prompt announcements of any changes it makes in the stocks included in the Index and any change it makes in the method of calculating the Index.

7. Informational Materials Review.

LICENSEE shall use its best reasonable efforts to protect the goodwill and reputation of ARCA, the Index and the ARCA Mark in connection with its use of such Index and ARCA Mark under this Agreement. LICENSEE shall submit to ARCA for its review all SEC filings, prospectuses, registration statements, advertisements, brochures and promotional and any other similar informational materials (including any documents required to be filed with governmental or regulatory agencies) relating to the Product that in any way use or refer to ARCA, the Index or the ARCA Mark (the "Informational Materials"). ARCA's approval shall be required only with respect to the use of and description of ARCA, the ARCA Mark, and the Index in any Informational Material. LICENSEE shall use the Index and the ARCA Mark in accordance with the disclaimer set forth in Section 8(b) of this Agreement, which ARCA may change in its sole discretion at any time upon reasonable written notice to LICENSEE. ARCA shall exercise commercially reasonable efforts to complete its review in a timely fashion. Once Informational Materials have been approved by ARCA, subsequent Informational Materials which do not alter the use or description of ARCA, ARCA Mark or the Index need not be submitted for review and approval by ARCA.

8. Protection of Value of License.

(a) During the term of this Agreement, ARCA or its affiliates shall use commercially reasonable efforts to maintain in full force and effect all federal and state registrations of the ARCA Mark. ARCA or its affiliates shall at their own expense and sole discretion exercise their common law and statutory rights against infringement of the Index, the ARCA Mark, copyrights and other proprietary rights insofar as such infringement conflicts with or impairs LICENSEE'S rights and privileges hereunder.

(b) LICENSEE shall cooperate with ARCA and its affiliates in the maintenance of such rights and registrations and shall take such actions and execute such instruments as ARCA or its affiliates may from time to time reasonably request, including the use by LICENSEE of the following proprietary notice when referring to the Index or the ARCA Mark in any Informational Material relating to the Product:

"NYSE Arca Tech 100SM" is a service mark of the NYSE Group, Inc. ("NYSE") and Archipelago Holdings, Inc. ("Archipelago") and has been licensed for use by The Exchange Traded Trust (the "Trust"). Neither the Trust nor the Fund is sponsored, endorsed, sold or promoted by NYSE or Archipelago. Neither NYSE nor Archipelago makes any representation or warranty regarding the Trust or the Fund or the ability of the NYSE Arca Tech 100SM Index to track general stock market performance."

or such similar language as may be approved in advance in writing by ARCA.

9. Proprietary Rights.

(a) LICENSEE acknowledges that the Index is selected, coordinated, arranged and prepared by ARCA through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by ARCA. LICENSEE also acknowledges that the Index and the ARCA Mark are the exclusive property of ARCA and its affiliates, that ARCA and its affiliates have and retain all proprietary rights therein (including, but not limited to service mark rights and copyrights) and that the Index and its compilation and composition and changes therein are in the sole control and discretion of ARCA and its affiliates.

(b) ARCA and its affiliates reserve all rights with respect to the Index and the ARCA Mark except those expressly licensed to LICENSEE hereunder.

(c) Each party shall treat as confidential and shall not disclose or transmit to any third party any documentation or other written materials that are marked as "Confidential and Proprietary" by the providing party ("Confidential Information") or that would otherwise be considered to be confidential due to their proprietary business nature. Confidential Information shall not include (i) any information that is or becomes available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not subject to a confidentially agreement with regard to such information) or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, either party may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that prior written notice of such required disclosure is given to the other party and provided further that the providing party shall cooperate with the other party to limit the extent of such disclosure. The provisions of this Section 9(c) shall survive any termination of this Agreement.

(d) LICENSEE acknowledges that each of the Index and the ARCA Mark possess a special, unique and extraordinary character which makes difficult the assessment of the monetary damage which ARCA or its affiliates would sustain as a result of the unauthorized use of the Index or the ARCA Mark. LICENSEE further acknowledges that its breach of any of the provisions of this Agreement relating to its use of the Index and the ARCA Mark will cause immediate and irreparable damage to ARCA and its affiliates for which ARCA and its affiliates would not have an adequate remedy at law. Therefore, LICENSEE agrees that, in the event of such a breach of this Agreement by LICENSEE, in addition to such other legal and equitable rights and remedies as may be available to ARCA, ARCA shall be entitled to injunctive and other equitable relief, without the necessity of proving damages or furnishing a bond or other security.

10. Warranties; Disclaimers.

(a) ARCA represents and warrants that ARCA is the owner of rights granted to LICENSEE herein and that the license granted herein shall not infringe any trademark, copyright or other proprietary right of any person not a party to this Agreement.

(b) LICENSEE agrees expressly to be bound by and furthermore to include the following disclaimers and limitations in any contracts executed or renewed with selling dealers, authorized participant agreements, third-party selling agreements, platform agreements, any agreements involving investors, any agreements related to the sales and marketing of the Fund, shareholder reports, and white papers relating to the Product and upon reasonable request to furnish a copy (copies) thereof to ARCA:

"Neither the Trust nor the Fund is sponsored, endorsed, sold or promoted by NYSE Group, Inc. ("NYSE") or Archipelago Holdings, Inc. ("Archipelago"). Neither NYSE nor Archipelago makes any representation or warranty regarding the advisability of investing in securities generally, in the Fund particularly, or the ability of the NYSE Arca Tech 100SM Index to track general stock market performance.

NEITHER NYSE NOR ARCHIPELAGO MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE NYSE ARCA TECH 100SM INDEX OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE OR ARCHIPELAGO HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES."

Any changes in the foregoing disclaimers and limitations must be approved in advance in writing by an authorized officer of ARCA.

(c) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and its performance does not violate any laws, regulations or agreements applicable to it.

(d) LICENSEE represents and warrants to ARCA that the Product shall at all times comply with the description in Exhibit A. If the description of the Product provided in Exhibit A shall change, LICENSEE shall provide ARCA with written notice of such change and a description of such change at least forty-five (45) days prior to such change.

(e) LICENSEE represents and warrants to ARCA that the Product shall not violate any applicable law, including but not limited to banking, commodities and securities laws.

(f) LICENSEE shall use its commercially reasonable efforts to protect the goodwill and reputation of ARCA, the Index and the ARCA Mark in connection with LICENSEE's use of the Index and the ARCA Mark under this Agreement.

(g) Neither party shall have any liability for lost profits or indirect, punitive, special, or consequential damages arising out of this Agreement, even if notified of the possibility of such damages. Without diminishing the disclaimers and limitations set forth in Subsection 10(b) and excluding any indemnification obligations hereunder, in no event shall the cumulative liability of either party to the other under this Agreement exceed the greater of three times the average annual license fees actually paid to ARCA hereunder or $750,000.

(h) The provisions of this Section 10 shall survive any termination of this Agreement.

11. Indemnification.

(a) LICENSEE shall indemnify and hold harmless ARCA, its affiliates and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of any third party claim, action, or proceeding that arises out of or relates to (i) any breach by LICENSEE or its agent of any of its obligations, representations or warranties under this Agreement, except insofar as it relates to a material breach by ARCA of its obligations, representations or warranties hereunder, or (ii) the Product, except insofar as the claim, action or proceeding alleges that the Index or the ARCA Mark licensed hereunder violates or infringes any U.S. patent, trademark, copyright, license, or other proprietary right of any third party; provided, however, in any case that (A) ARCA notifies LICENSEE promptly of any such claim, action, or proceeding; (B) ARCA grants LICENSEE control of its defense and/or settlement; and (C) ARCA cooperates with LICENSEE in defense thereof. LICENSEE shall periodically reimburse ARCA for its reasonable expenses incurred under this Section 11(a). ARCA shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action, or proceeding, without the written consent of LICENSEE without waiving the indemnity hereunder. LICENSEE, in the defense of any such claim, action, or proceeding except with the written consent of ARCA, shall not consent to entry of any judgment or enter into any settlement which either (x) does not include, as an unconditional term, the grant by the claimant to ARCA of a release of all liabilities in respect of such claims or (y) otherwise adversely affects the rights of ARCA. This provision shall survive the termination or expiration of this Agreement.

(b) ARCA shall indemnify and hold harmless LICENSEE, its affiliates and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of any third party claim, action, or proceeding that arises out of or relates to any breach by ARCA or its agent of any of its obligations, representations or warranties under this Agreement, except insofar as it relates to a material breach by LICENSEE of its obligations, representations or warranties hereunder; provided, however, in any case that (A) LICENSEE notifies ARCA promptly of any such claim, action, or proceeding; (B) LICENSEE grants ARCA control of its defense and/or settlement; and (C) LICENSEE cooperates with ARCA in the defense thereof. ARCA shall periodically reimburse LICENSEE for its reasonable expenses incurred under this Section 11(b). LICENSEE shall have the right, at its own expense, to participate in the defense of any claim, action, or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action, or proceeding without the written consent of ARCA without waiving the indemnity hereunder. ARCA, in the defense of any such claim, action, or proceeding, except with the written consent of LICENSEE, shall not consent to entry of any judgment or enter into any settlement which either (x) does not include, as an unconditional term, the grant by the claimant to LICENSEE of a release of all liabilities in respect of such claims or (y) otherwise adversely affects the rights of LICENSEE. This provision shall survive the termination or expiration of this Agreement.

12. Suspension of Performance.

Neither ARCA nor LICENSEE shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act or governmental authority, act of the public enemy or due to war, the outbreak of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slow down), severe or adverse weather conditions, communications line failure, or other similar cause beyond the reasonable control of the party so affected.

13. Other Matters.

(a) The Agreement is solely and exclusively between the parties hereto and shall not be assigned or transferred by either party, without prior written consent of the other party, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void.

(b) This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous Agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

(c) No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

(d) All notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand, by registered or certified mail, return receipt requested, or by facsimile transmission to the address or facsimile number set forth below or such address or facsimile number as either party shall specify by a written notice to the other. Notice shall be deemed given upon receipt when delivered by hand or facsimile or five days after mailing as described above.

Notice to ARCA:	NYSE Group, Inc.
20 Broad Street
New York, NY 10005
Attention: Lisa Dallmer
Facsimile: (212) 656-2737

and

NYSE Group, Inc.
11 Wall Street
New York, NY 10004
Attention: Office of the General Counsel
Facsimile: (212) 656-8101

Notice to LICENSEE:	The Exchange Traded Trust 250 East Wisconsin Avenue Milwaukee, WI 53202 Attention: Linda Matza Facsimile: (414) 978-6478

and Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, WI 53202 Attention: Fredrick G. Lautz Facsimile: (414) 978-8900

This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

ARCHIPELAGO HOLDINGS, INC.

By:	/s/ Mike Cormack
Name:	Mike Cormack
(Please Print)
Title:	Executive Vice President

THE EXCHANGE TRADED TRUST

By:	/s/ Brian K. Andrew
Name:	Brian K. Andrew
(Please Print)
Title:	President

EXHIBIT A

Description of the Product

The Product seeks a total return, before operating expenses of the Product are deducted, that replicates the total return of the Index. The Product seeks to achieve its objective primarily by investing in substantially all of the component securities included in the Index in approximately the same proportions as they are represented in the Index. However, the Product is not required to invest its assets so as to meet any specified coefficient of correlation to the Index. The Product will maintain at least 90% of its net assets in the securities that comprise the Index, except that the percentage of its assets so invested (and in any event for a period of not more than five trading days) may temporarily fall below the 90% mark if the Product receives cash inflows that it cannot invest immediately in securities that replicate the Index.

From time to time, up to 5% of the Product's total assets may be held in cash, cash equivalents or certain short-term, fixed-income securities. These investments will not perform the same as the Index. In order to achieve performance that more closely replicates the performance of the Index, the Product may invest up to 10% of its total assets in exchange-traded index futures contracts and index options. The Product is more specifically described in the currently effective Product prospectus.

A-1

EXHIBIT B

License Fees

LICENSEE shall pay ARCA License Fees as follows:

LICENSEE shall not be obligated to pay any License Fees until the sooner to occur of: (i) the assets under management of the Product reach $60 million on any given day or (ii) 365 days after the date on which the Product commences trading on NYSE Arca.

Upon the occurrence of the first of the events listed above, LICENSEE shall pay the following fees: six (6) basis points on the average daily assets under management of the Product. The License Fees shall be paid to ARCA within thirty (30) days after the close of each calendar quarter in which they are incurred; each such payment shall be accompanied by a statement setting forth the basis for its calculation.

B-1